Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-227433, 333-230141, 333-236842, 333-253706, 333-262862, 333-270144, 333-277420, and 333-285330) of Eventbrite, Inc. (the “Company”) of our report dated March 12, 2026, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company which report expresses an unqualified opinion on the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP
San Francisco, California
March 12, 2026